                                                                   EXHIBIT 23




                        INDEPENDENT AUDITORS' CONSENT


    We consent to the use in this Amendment No. 2 to Registration Statement (relating to 2,812,069 shares of Common Stock of Alliant Techsystems Inc.) on Form S-3 of our report dated May 14, 1997, appearing in the Prospectus, which is a part of this Registration Statement, and to the incorporation by reference in this Registration Statement of our reports dated May 14, 1997, appearing in and incorporated by reference in the Annual Report on Form 10-K of Alliant Techsystems Inc. for the year ended March 31, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
November 14, 1997